Exhibit 23.1

When the reverse stock split referred to in note 8(c) of the notes to Financial Statements has been consummated we will be in a position to render the following consent.

/s/    KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hoku Scientific, Inc.

We consent to the use of our report dated April 18, 2005, except as to note 8(b), which is as of July 2, 2005 and note 8(c) which is as of                      included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Honolulu, Hawaii